EXHIBIT 1.1

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement ("Agreement") is made and entered into this 31 day of December, 1999 by and among iEXALT, INC, a Texas corporation having its principal place of business at 4301 Windfern, Houston, Texas 77041, (hereinafter "iEXALT") and each of the stockholders listed on page 14-15 hereof (hereinafter jointly and severally, "Sellers") of FIRST CHOICE MARKETING, a corporation having its principal place of business at 7676 Hillmont, Suite 77040, Houston, Texas 77040 (hereinafter "First Choice").


                                    RECITALS

      A. Sellers own or have rights to all of the capital stock, and interests therein, of First Choice, and

      B. iExalt wishes to buy, and Sellers wish to sell, subject to the provisions of this Agreement, all right, title and interest in such capital stock.


                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:
      1.  PURCHASE AND SALE AND LICENSE

      1.01. PURCHASE AND SALE OF FIRST CHOICE SHARES. iEXALT agrees to acquire from Sellers and Sellers agree to transfer, assign, convey and deliver to iEXALT at the Closing, all right, title and interest in 100% of the capital stock representing an aggregate of 2,727,000 shares of common stock of First Choice (hereinafter the "First Choice Shares") in exchange for an aggregate of 2,727,000 shares of common stock of iEXALT (hereinafter the "iEXALT Shares"). Each Seller shall receive a number of iEXALT Shares equal to one times the number of First Choice Shares delivered by such Seller. Such exchange is intended as an exchange exempt from qualification under the code by virtue of Section F thereof, for which a notice must be filed pursuant to Section F of the securities rules of the Securities Agency. Fractional shares will not be issued for less than one full share.

      1.01(a). CONSIDERATION FOR FUTURE PERFORMANCE. The Sellers have provided iExalt with projections of earnings for years 2000, 2001 and 2002 that are labeled "Conservative" and are attached hereto as Exhibit A.. These projections shall serve as milestones for the issue of additional consideration to the Sellers as follows. The issue of consideration for future performance shall be subject to the continued performance of Mr. Tom Dahl and Mr. Kerry Haenes under the employment contracts attached hereto and made a part of the Seller's consideration for the purchase of the Seller.

            A. If First Choice produces earnings before interest, taxes, depreciation and amortization, ("EBITDA"), computed in accordance with generally accepted accounting principals, of $4,686,918 or more in the year 2000, [Milestone No. 1], then the Sellers shall receive 333,333 additional shares of unregistered iExalt common stock to be distributed on a pro rata basis to the number of shares held by each of the Seller's shareholders on the day of Closing.

            B. If First Choice produces EBITDA of $8,191,197 or more in the year 2001, [Milestone No. 2], then the Sellers shall receive 333,333 additional shares of unregistered iExalt common stock to be distributed on a pro rata basis to the number of shares held by each of the Seller's shareholders on the day of Closing.

            C. If the acquired Company produces Net Revenue (EBITA) of $18,566,714 or more in the year 2002, [Milestone No. 3], then the Sellers shall receive 333,333 additional shares of unregistered iExalt common stock to be distributed on a pro rata basis to the number of shares held by each of the Seller's shareholders on the day of Closing.

      1.02. PROPRIETARY RIGHTS. In addition to the shares exchanged pursuant to
Section 1.01, effective at the Closing, Sellers hereby grant to iEXALT a royalty-free, irrevocable, nonexclusive license (assignable by iEXALT or any successor in interest to any of its business) to use all other intangible assets of Sellers, including patents, patent applications, copyrights, inventions, trade secrets, and other technical know-how, which at or prior to Closing, First Choice uses or has used in connection with its business or operations. Such license, with respect to copyrighted works heretofore published by any of the Sellers, is limited to a right to use consistent with such copyrights. In addition, Tom Dahl and Kerry Haenes, shareholders of the Seller, do hereby convey all right, title and interest of every kind in the insurance agency or agencies that they now own, operate or shall own or operate at any time during the tenure of their employment with First Choice Marketing, iExalt or any affiliated entity.

      2.  CLOSING
      Unless extended by iEXALT, the Closing of the transactions contemplated hereby shall be held on December 31, 1999, or on such other date as shall mutually agreed to in writing by the parties. The date on which the Closing occurs is herein referred to variously as the "Closing Date" and the "Closing." At the Closing:

      2.01. SELLERS. Sellers shall deliver or cause to be delivered to iEXALT:
      (a) certificates representing the First Choice shares duly endorsed for transfer and conveyance to iEXALT,
      (b) a corporate resolution of the Board of Directors and stockholders of First Choice approving the transactions contemplated by this Agreement,
      (c)  the resignation of each officer and director of First Choice,
      (d) a list of all accounts in which the funds or other assets of First Choice are deposited, and

      (e) the corporate records, including the charter documents, minutes of meetings and actions of the board of directors and minutes of meetings and actions of the stockholders, the corporate seal and all books of accounts of First Choice.
      2.02. IEXALT. iEXALT shall deliver to the respective Sellers a stock certificate in the name of such Seller representing the number of iEXALT Shares described in Section 1.01.

      3. Representations and Warranties of First Choice and Sellers.

      Except as set forth in the disclosure schedule delivered to iEXALT on the date hereof, and signed by the President and Secretary of First Choice (the "First Choice Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, First Choice and each of the Sellers hereby represents and warrants to iEXALT as follows:

      3.01.  ORGANIZATION, QUALIFICATION.
      (a) First Choice is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. First Choice has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of First Choice. First Choice has no assets, offices or operations located in any place other than within the United States.
      (b) First Choice has delivered to iEXALT complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended, minutes of all its directors' and shareholder meetings, and a shareholder list correctly setting forth the record ownership as of the date of this Agreement of all outstanding shares and all outstanding rights to purchase or convert into shares of the stock of First Choice.
      3.02. CAPITALIZATION. As of the Closing Date, First Choice shall have authorized capital stock of 20,000,000 shares of Common Stock, without par value, of which 2,727,000 shares and only 2,727,000 shares will be issued and outstanding as of such date. All such outstanding shares of First Choice capital stock have been duly authorized, validly issued, fully paid and nonassessable and are not be subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of First Choice or any agreement to which First Choice is a party or by which it is bound. As of the Closing Date there will be no outstanding rights, warrants, options, agreements or commitments giving anyone any right to require First Choice to sell or issue any capital stock or other securities other than those listed on Schedule 1.04 [Warrants listed in Schedule
1.04 shall vest in equal one-third increments contingent upon iExaltFamily reaching its annual Milestones as set forth in Paragraph 1.01(a).] Between the date hereof and the Closing, First Choice will not, without the prior written consent of iEXALT, issue any additional shares of stock, stock options, warrants, convertible notes or other securities exercisable for or convertible into shares of equity securities of First Choice. The First Choice Disclosure contains a listing of all outstanding shareholders and persons holding rights to acquire any equity interest in First Choice.

      3.03. SUBSIDIARIES. First Choice does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.
      3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. First Choice has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and as of the Closing Date will have been duly and validly authorized by the shareholders of First Choice, and no other corporate proceedings on the part of First Choice are necessary for First Choice to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by First Choice. This Agreement constitutes the valid and binding agreement of First Choice, enforceable against First Choice in accordance with its terms.
      3.05. APPROVALS; NO VIOLATION. Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to First Choice to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by First Choice of the transactions contemplated by this Agreement. First Choice does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by First Choice nor the consummation by First Choice of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of First Choice, (b) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which First Choice is a party or by which First Choice or any of its assets may be bound, (c) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to First Choice or any of its assets, or (d) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of First Choice.
      3.06. FINANCIAL STATEMENTS OF FIRST CHOICE. First Choice has delivered to iEXALT (i) an audited balance sheet of First Choice as of September 30, 1999 and unaudited financial statements for October and November 1999, and an unaudited statement of operations, stockholders' equity and cash flows for the fiscal year ended 1998, (the "First Choice Financials"). The First Choice Financials have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered by such statements. The First Choice Financials, with any notes thereto, are in accordance with the books and records of First Choice and present fairly First Choice's financial position and results of operations and cash flows as of the dates and for the periods indicated therein.
      3.07.  UNDISCLOSED LIABILITIES.
      (a) First Choice does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which (i) are accrued or fully reserved against in the balance sheet of the First Choice Financials; or (ii) Section 3.07 of the First Choice Disclosure Schedule lists all liabilities and contingent liabilities of First Choice, which are not reflected in the First Choice Financials.

      (b) The amounts accrued for sales returns and allowances in the First Choice Financials are adequate to meet all foreseeable returns of products and other adjustments (including, but not limited to, price protection and inventory rotation).
      3.08.  ABSENCE OF CHANGES.  Since December 16, 1999, there has not been:
      (a) any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of First Choice taken as a whole;
      (b) any material  damage,  destruction or casualty loss,  whether or not covered by insurance, to any. assets or properties of First Choice that amounts to more than $5,000 in the aggregate;
      (c) any increase in the compensation payable or to become payable by First Choice to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;
      (d) any termination or notification of intended termination of a relationship with any material customer or supplier of First Choice;
      (e) any entry by First Choice into any commitment or transaction exceeding $5,000 in any instance (including, without limitation, any borrowing or capital expenditure;
      (f)  any  material  change  by  First  Choice  in  accounting   methods,
principles or practices;
      (g) any repurchase or retirement of any securities of First Choice, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of First Choice;
      (h) any act, omission or event which would be prohibited after the date of this Agreement under Section 4.1 hereof;
      (i) any sales returns or allowances not adequately provided for by the reserve in the Unaudited Financial Statements;
      (j) recognition of revenue on any transaction where a substantial or contingent right of return exists; or
      (k) any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.
      3.09. PROPERTIES AND INVENTORIES. First Choice has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, subject to no security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to the First Choice Financials and except for any lien for taxes not yet due and payable and except for any statutory liens for which payment is not delinquent. All of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. First Choice is not aware of any need to replace or substantially modify any material physical asset of First Choice in order to use such asset in the manner in which it is currently being used in First Choice's business as presently conducted. It is understood that phone and computer systems will need to upgraded and expanded as the business grows. First Choice's inventory of finished goods, work in progress, materials and supplies is salable and is usable in the ordinary course of business.
      3.10. REAL PROPERTY. Section 3.10 of the First Choice Disclosure Schedule contains a list and description of all real property owned and all real property leased by First Choice. Prior to the Closing, First Choice will provide iEXALT with copies of all of the referenced leases. First

Choice has either fee simple title or enforceable leasehold interests in all property shown in the First Choice Disclosure Schedule.
      3.11. INSURANCE. First Choice has fire and casualty insurance policies, with extended coverage (subject to deductibles) covering the material assets, properties and business of First Choice. All such policies, together with any life insurance policies maintained by First Choice, are identified in Section
3.11 of the First Choice Disclosure Schedule. Prior to the Closing, First Choice will make copies of each of such policies available to iEXALT. First Choice has not, to its knowledge, done anything by way of action or inaction which might invalidate any of such policies in whole or in part.
      3.12. LITIGATION. Except as set forth in Section 3.12 of the First Choice Disclosure Schedule, First Choice is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $5,000) or potential liabilities in the aggregate in excess of $5,000, arbitration, investigation or other legal proceeding relating to First Choice or its business, property or employee benefit plans or policies, nor, to the knowledge of First Choice, is there any valid basis for any such proceeding. No employee, former employee, consultant or former consultant has made a claim against First Choice which, if not resolved, could result in litigation.
      3.13.  PURCHASE, SALE AND OTHER AGREEMENTS.
      (a) All of the following (whether written or oral) to which First Choice is a party or to which First Choice is subject are identified in Section 3.13 of the First Choice Disclosure Schedule:
      (i) every contract or agreement for the purchase by First Choice of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than $5,000;
      (ii)  lease  of  equipment,   machinery  or  other   personal   property
involving aggregate annual payments in excess of $1,000;
      (iii) contract or agreements for the sale or lease of products or furnishing of services by First Choice, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $1,000;
      (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits;
      (v) contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of First Choice by any other person or of any other person by First Choice;
      (vi) contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of First Choice to engage in any lawful business activity or compete with any person or entity; or
      (vii) material contract or agreement not otherwise described in this
Section 3.13 which is not terminable by and without penalty to First Choice within six months after the date of this Agreement.
      (b) A complete and accurate copy of each written contract, agreement and other document identified in Section 3.13 of the First Choice Disclosure Schedule will be made available to iEXALT prior to the Closing. Each contract, agreement or arrangement identified in Section 3.13 of the First Choice Disclosure Schedule is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement or arrangement; and no party to any such contract, agreement or arrangement has notified First Choice that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.
      3.14. LICENSES, TRADEMARKS, PATENTS AND OTHER RIGHTS. To the best of First Choice's knowledge, First Choice owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, and other proprietary rights, and necessary to the business of First Choice as currently conducted or as contemplated by its current business plan. Section 3.14(a) of the First Choice Disclosure Schedule lists all First Choice patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing, and all licenses, the subject matter of which is incorporated into any First Choice product, to which First Choice is a party (the "First Choice Intellectual Property"), other than licenses to readily available commercial software. Except as set forth in Section 3.14(b) of the First Choice Disclosure Schedule, no claims (including any request to enter into a license agreement) have been asserted or threatened by any person (i) to the effect that any activity in which First Choice is engaged infringes on any patents or other proprietary rights, (ii) against the use by First Choice of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of First Choice as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the First Choice Intellectual Property; and First Choice is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the First Choice Intellectual Property.
      3.15.  EMPLOYEES.
      (a) Section 3.15(a) of the First Choice Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants or employees to which First Choice is a party and which are either currently effective or will become effective at the Closing, as well as any employee handbooks, policy manuals and job application forms used by First Choice. Copies of all such written agreements will be delivered to iEXALT prior to the Closing. Also shown on Section 3.15(a) of the First Choice Disclosure Schedule are the names and dates of hire of each full-time employee of First Choice and as of December 1999, each such person's base salary (excluding sales commissions and bonuses) and accrued vacation pay. No officer, manager or other key employee of First Choice has notified First Choice of an intention to terminate employment or to seek a material change in his terms of employment, except as identified in the First Choice Disclosure Schedule.
      (b) Section 3.15(b) of the First Choice Disclosure Schedule contains a complete list of "Plans" consisting of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by First Choice, or to which First Choice contributes, and which covers any employee or former employee of First Choice or under which First Choice has any liability, including" employee welfare benefit plan," "employee benefit plan" and "employee pension benefit plan" as defined under ERISA;

      (c) With respect to the Plans, First Choice shall deliver to iEXALT prior to the Closing, a copy of each Plan and any amendment(s) thereto, together with
(i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last two annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified;
      (d) Section 3.15(d) of the First Choice Disclosure Schedule identifies all collective bargaining agreements to which First Choice is a party or by which First Choice is bound. There are no strikes or labor disputes or lawsuits, unfair labor or unlawful employment practice charges, contract grievances or similar charges or actions pending or threatened by any of the employees, former employees or employment applicants of First Choice that could have a material adverse effect on First Choice.
      (e) To First Choice's knowledge, no employee of First Choice is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of First Choice or would conflict with First Choice's business as conducted or proposed to be conducted. To First Choice's knowledge, no employee of First Choice is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship. with any previous employer and no litigation is pending or threatened with regard thereto.
      3.16. BORROWING AND GUARANTEES. Section 3.16 of the First Choice Disclosure Schedule identifies all agreements and undertakings pursuant to which First Choice (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is or may become a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements will be delivered to iEXALT prior to the Closing.
      3.17. BANK ACCOUNTS AND POWERS OF ATTORNEY. Section 3.17 of the First Choice Disclosure Schedule identifies all bank and credit card accounts used in connection with the operations of First Choice whether or not such accounts are held in the name of First Choice and lists their respective signatories, and lists the names of all persons holding a power of attorney from First Choice and summarizes the terms thereof.
      3.18. COMPLIANCE WITH CONTRACTS. First Choice has performed all material obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the First Choice Disclosure Schedule and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.
      3.19. COMPLIANCE WITH LAWS. First Choice has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.
      3.20. TAXES. All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of First Choice have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for taxes contested in good faith and disclosed in Section

2.20 of the First Choice Disclosure Schedule, all taxes payable have been paid when due; there is no examination or audit known to First Choice or any claim, asserted deficiency or assessment for additional taxes in progress, pending, or threatened, nor to the knowledge of First Choice is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against First Choice with respect to payment of or failure to pay any taxes which have not been paid or resolved without further liability to First Choice. First Choice has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any taxes. Proper amounts have been withheld by First Choice from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. First Choice is not a party to any tax-sharing or tax-allocation agreement, nor does First Choice owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.
      3.21. TRANSACTIONS WITH ASSOCIATES OF MANAGEMENT. No executive officer or director of First Choice has, either directly or indirectly through another entity, any material interest in any property or assets of First Choice (except as a shareholder).
      3.22. ACCOUNTS RECEIVABLE. All accounts receivable reflected on the balance sheet of First Choice at November 30, 1999 are bona fide, arose in the ordinary course of business in the aggregate amount thereof and, to the best of First Choice's knowledge, are collectible (less any reserve for doubtful accounts and normal discounts) in the ordinary course of business.
      3.23. INVESTMENT BANKING AND FINDER FEES. First Choice has not incurred nor will incur any obligation for investment banking or finder fees in connection with this Agreement or the transactions contemplated hereby with the exception of a consulting fee of 87,000 shares of unrestricted common stock to be paid for the consulting services of Consulting & Strategy International in relationship to this Agreement.
      3.24. TRANSACTION EXPENSES. The costs and expenses incurred by First hoice in conjunction with the transactions contemplated hereby (including contractual bonuses paid as a result of the transaction) will be paid by the Sellers.
      3.25. INVESTMENT REPRESENTATIONS. Sellers understand and acknowledge that the iEXALT Shares will not be registered under the Securities Act nor qualified under the securities law of Texas, by virtue of exemptions thereto. Each of the Sellers (either alone or in conjunction with his or her professional advisers) has such experience and knowledge in investment, financial and business matters in investments similar to the stock of the iEXALT that they are capable of protecting their own interest in connection therewith and qualifying for such exemptions. Further, each Seller is acquiring the iEXALT Shares for investment purposes only for Seller's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Sellers understand that the certificates representing the iEXALT Shares will be stamped with a legend substantially in the following form:


      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.


      3.26. SECURITIES LAWS. If state of domicile of principal office of First Choice is different than state of domicile or principal office of iEXALT based in part on the representations of iEXALT, the transfer and conveyance of the First Choice Shares and the issuance and delivery on the iEXALT Shares as provided for in this Agreement is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the state of Texas by virtue of exemptions available thereunder.
      3.27. VALUE OF IEXALT SHARES. Each Seller has received and reviewed to such Seller's satisfaction such documents and corporate and financial records of iEXALT, and has had answered all questions with regard thereto that such Seller deemed necessary or appropriate to evaluate the business, operations and assets of iEXALT and the value of its common stock. Sellers are relying solely on their own evaluation and analysis in determining the value of the iEXALT Shares and not on any representation of value or worth made by iEXALT.
      3.28. TAX CONSEQUENCES. Although the exchange of shares and subsequent liquidation of First Choice contemplated by this Agreement, which liquidation shall be completed as promptly as commercially feasible following the Closing, is intended to be a "tax free reorganization" pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and in reliance in part on Revenue Ruling 67-274, Seller understands that no assurance is given by iEXALT that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized. Each Seller assumes the obligation for the payment of taxes, if any, related to any gain or loss to such Seller as a result of the transactions contemplated by this Agreement.

      4.  Representations and Warranties of iEXALT.

      iEXALT hereby represents and warrants to the Sellers as follows:

      4.01. CAPITALIZATION. The authorized capital stock of IEXALT consists of 100,000,000 shares of common stock, of which 22,487,166 shares are issued and outstanding, all of which outstanding shares are duly authorized, validly issued, fully paid and nonassessable. In addition, iEXALT has agreed to issue to options to officers, employees and directors of and consultants to iEXALT covering an aggregate of 3,011,000 shares of common stock. iEXALT has no other outstanding subscriptions, warrants, options, rights, agreements or arrangements to issue its capital stock or other securities. iEXALT is under no obligation to purchase, redeem or otherwise acquire any of its securities.

      4.02. ISSUANCE AND DELIVERY OF IEXALT SHARES. The issuance and delivery of the iEXALT Shares has been duly authorized, and such shares, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.
      4.03. ORGANIZATION. iEXALT (a) is a corporation (i) duly organized, validly existing and in good standing under the laws of the State of Nevada, and
(ii) duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets, and (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted.
      4.04. AUTHORITY, BINDING AGREEMENT. This Agreement has been approved by the Board of Directors of iEXALT. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable iEXALT to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of iEXALT and is enforceable against iEXALT in accordance with its terms.
      4.05. FINANCIAL CONDITION. The business, assets, liabilities and financial condition of iEXALT are, in all material respects, as set forth in the financial statements and other representations filed with the SEC, which financial statements (i) have been prepared in conformity with generally accepted accounting principles, consistently applied, and (ii) do not fail to state any material fact necessary to make the information therein not misleading.
      4.06. LITIGATION. There is no suit, action or other legal or administrative proceeding pending or threatened against iEXALT, and to its knowledge, no circumstances exist or have occurred which may lead to any suit, action, proceeding or investigation which could materially and adversely affect its business, assets or financial condition. iEXALT has received no notice from any federal, state or local governmental agency asserting any violation by iEXALT of any law, ordinance or regulation.

      5.  Conditions to the Closing.
      The obligations of the parties hereunder are subject to the satisfaction at or by the Closing of each of the conditions set forth below. Any of such conditions may be waived by the other party but only in writing.

      5.01. COMPLIANCE WITH TERMS. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by the respective parties shall have been complied with and performed in all material respects.
      5.02. NO MATERIAL CHANGE IN FIRST CHOICE. There shall be no material change in the business, assets, liabilities or financial condition of First Choice from that set forth in Schedule A hereto; and there shall be no significant change in the personnel of First Choice unless consented to in writing.
      5.03.  CONSENTS.
      (a) First Choice shall have obtained the consent to assignment of contract from all third parties to any contracts, agreements or contractual rights with First Choice to the extent such consent is required by such agreement or by applicable law as a result of the transactions contemplated hereby, unless iEXALT shall have in writing consented to the termination of such contract, agreement or right or waived the consent with respect thereto.

      (b) iEXALT shall have completed a due diligence review which shall support the representations of the Sellers. This Agreement shall be subject to the final approval of the Board of Directors of iExalt after the completion of due diligence.
      5.04. NO MATERIAL CHANGE IN IEXALT. There shall be no material change in the business, assets, liabilities or financial condition of iEXALT from that set forth in Schedule 4.05 hereto.
      5.05. EMPLOYMENT AGREEMENTS. Mr. Tom Dahl and Mr. Kerry Haenes shall each have executed and delivered an employment contract in the form attached hereto as Schedule 5.05.
      5.06.  OPINIONS OF COUNSEL. At or before the Closing:
      a) iEXALT shall have received an opinion of counsel for First Choice, dated as of the Closing, to the effect that:
      (i) First Choice is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, First Choice is duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets.
      (ii) No consents, authorizations or approvals, whether of First Choice (other than the approvals provided for herein), governmental agencies or instrumentalities or otherwise, are necessary in order to enable Sellers to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of the Sellers and is enforceable against the Sellers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.
      (iii) Based in part on the representations of iEXALT, the transfer and conveyance of the First Choice Shares and the issuance and delivery of the iEXALT Shares, in each case pursuant to the terms of this Agreement, is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the state of Texas by virtue of exemptions thereto.
      b) First Choice shall have received an opinion of counsel for iEXALT, dated as of the Closing, to the effect that:
      (i) iEXALT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own its properties and to carry on its business as now being conducted. To the knowledge of such counsel, iEXALT is duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets.
      (ii) All corporate and other actions required to be taken by or on the part of iEXALT to authorize it to enter into and perform this Agreement have been duly taken. No consents, authorizations or approvals, whether of governmental agencies or instrumentalities or otherwise, are necessary in order to enable iEXALT to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of iEXALT and is enforceable against iEXALT in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

      6. Covenants

      6.01. WAIVER. Each of the Sellers hereby waives any claim or cause of action such Seller may have against Tom Dahl, the officers and/or directors of First Choice and/or the officers and/or Directors of iExalt, Inc. based on a claim that the consideration for the iEXALT Shares, as initially negotiated on behalf of Sellers, was insufficient or otherwise inadequate.
      6.03. RIGHT OF FIRST REFUSAL. No Seller (nor any estate of a Seller, in the event of a Seller's death) shall dispose of any of his or her iEXALT Shares which are restricted under SEC Rule 144, until such Seller shall have first offered, for a period of thirty (30) days, to sell such shares to iEXALT at the same sales price and terms of payment as if the shares had been sold on the day notice was provided to iExalt. If iEXALT does not purchase all of the shares offered before the expiration of the foregoing 30 day period, then such Seller may dispose of such shares in any lawful manner during a period of one hundred and eighty (180) days following the end of such notice period, except that such Seller shall not sell any shares to any other person at a lower price or upon more favorable terms than those offered to iEXALT. The foregoing rights of first refusal shall terminate upon the closing of an underwritten public offering of iEXALT Common Stock pursuant to a registration statement under the Securities Act.
      Each Seller understands that the certificates representing the iEXALT Shares shall bear a legend substantially as follows:

      "The transfer, sale, assignment, encumbrance, or alienation of the shares represented by this certificate is restricted by a "right of first refusal" provision in favor of the issuer contained in a stock purchase agreement among the issuer and certain of its shareholders, dated December 30, 1999. A copy of such agreement is available for inspection during normal business hours at the principal executive office of the issuer. All terms and conditions of such restrictive provision are incorporated herein by reference."

      Any transfer, sale, assignment, encumbrance, or alienation of any iEXALT Shares (voluntarily or involuntarily) other than according to the terms of this
Section 6.03 is void.

      7.  MISCELLANEOUS.

      7.01. OTHER DOCUMENTS. Sellers shall, at any time after the Closing upon the request of iEXALT, execute and deliver to iEXALT such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the First Choice Shares or other transactions contemplated by this Agreement or to perfect the interest of iEXALT therein. Further, the parties agree to take all actions and file such documents required to comply with Nevada securities laws, including the filing any notices as contemplated by Section 1.01.
      7.02. COSTS. Except as otherwise specifically provided herein, iEXALT shall pay the transfer cost applicable to the transfer of iEXALT Shares hereunder. Each party hereto shall bear the costs of their respective counsel and all other legal fees and costs related thereto. Both iEXALT and Sellers each hold the other harmless from any obligation for the payment of any finder's fees or commissions in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.
      7.03. INVALIDITY, MODIFICATION AND WAIVER. If any provision of this Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.
      7.04. DISPUTES, CHOICE OF LAW. This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the state of Texas and subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.
      7.05. ABANDONMENT. If this Agreement shall fail to Close as provided for in Section 2 as a result of a failure of any of the conditions precedent set forth in Section 5, all further obligations of the parties hereto under this Agreement shall terminate without further liability, and each party shall bear its own costs incident to the negotiation, preparation and anticipated Closing of this Agreement. In such event, each party shall return any data, material or assets of the other party received by it in contemplation of the Closing.
      7.06. ENTIRE AGREEMENT. This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto.
      7.07. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.


iEXALT INC.                         FIRST CHOICE MARKETING, INC.


by --------------------------       by -----------------------------
     Jack I. Tompkins,                     Tom Dahl, CEO
     Chairman/CEO

Date: -----------------------       Date: ---------------------------

by --------------------------       by -----------------------------
      Secretary                            Secretary

Date: ------------------------      Date: ---------------------------

SELLERS:

----------------------------        --------------------------------
Ronny Brown                               Joey Klein

----------------------------        --------------------------------
John P. Burns                             Rebecca Newton

----------------------------        --------------------------------
Thomas K. Burns                           Carolyn Stewart

----------------------------        --------------------------------
Tim P. Burns                              Ronald Stewart

----------------------------        --------------------------------
T.J. Burns                                Josephine Stice



----------------------------        --------------------------------
Cheryl Byrne                              Larry A. Washburn

----------------------------        --------------------------------
Dan K. Chisholm                           Stephen Smith

----------------------------        --------------------------------
Tom Dahl                                  Kerry Haenes

----------------------------        --------------------------------
Gerald Denton                             Frank Fisher, Jr.

----------------------------        --------------------------------
Danny B. Haenes                           Steve Tebo

----------------------------
Terry Isaacson

                                   ATTACHMENTS

EXHIBIT A                                 FINANCIAL STATEMENTS
EXHIBIT B                                 CONTRACTS, AGREEMENTS, LEASES
EXHIBIT C                                 THIRD PARTY CONSENTS
EXHIBIT D                                 SELLER'S CORPORATE APPROVALS
EXHIBIT E                                 COVENANT NOT TO COMPETE

SCHEDULE 1.02(a)                          ASSETS OF SELLER
SCHEDULE 1.04                             ADDITIONAL LIABILITIES & STOCK
                                          OPTIONS/WARRANTS
SCHEDULE 2.01                             LIENS AND ENCUMBRANCES
SCHEDULE 2.07                             LITIGATION
SCHEDULE 3.16                             NOTES & DEBT INSTRUMENTS
SCHEDULE 3.20                             TAX RETURNS